EXHIBIT 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

January 6, 2009

Sycamore Networks, Inc.
220 Mill Road
Chelmsford, Massachusetts 01824

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Sycamore Networks, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation of the Registrant's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") for the purpose of registering with the Commission, under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of up to 51,006,901 shares of the Registrant's common stock, par value $.001 per share ("Common Stock"), issuable pursuant to the Registrant's 2009 Stock Incentive Plan and 2009 Non-Employee Director Stock Option Plan (the "2009 Plans"). The 2009 Stock Incentive Plan provides for the issuance of up to 28,000,000 shares of Common Stock, subject to increase as described below, to eligible officers, directors, employees and consultants of the Registrant and any present or future parent or subsidiary of the Registrant.  The 2009 Non-Employee Director Stock Option Plan provides for the issuance of up to 1,200,000 shares of Common Stock, subject to increase as described below, to the directors of the Registrant who are not officers or employees of the Registrant.  The Registration Statement also includes up to an additional 21,806,901 shares of Common Stock subject to outstanding awards under the Registrant's 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, as amended, and 1999 Non-Employee Director Stock Option Plan, as amended, to the extent that such awards are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Common Stock subject thereto after January 6, 2009, the effective date of the 2009 Plans (the "Carry Over Shares").  Under the terms of the 2009 Plans, upon the forfeiture, lapse, expiration or termination of the subject awards, the Carry Over Shares will become available for issuance under the 2009 Plans and will be carried forward to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Registrant, as amended to date and presently in effect, certified by the Registrant's secretary; (iv) the Amended and Restated By-Laws of the Registrant, as amended to date and presently in effect, certified by the Registrant's secretary; (v) certain resolutions adopted on November 10, 2008 by the Board of Directors of the Registrant relating to the 2009 Plans, the filing of the Registration Statement and certain related matters; (vi) certain resolutions adopted on January 6, 2009 by the stockholders of the Registrant as certified by the Inspector of Elections of the Registrant's Annual Meeting of Stockholders held on such date; and (vii) the 2009 Plans. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Registrant and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Registrant, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

In rendering the opinion set forth below, we have assumed that the certificates representing the shares of Common Stock will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us.  We have also assumed that each award agreement setting forth the terms of each grant of options or other award under the 2009 Plans will be consistent with the terms of the applicable plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the shares of Common Stock will be issued in accordance with the terms of the applicable plan for consideration in an amount at least equal to the par value of such shares.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock initially issuable under the 2009 Plans, including the Carry Over Shares, have been duly authorized for issuance by the Registrant and, when such shares of Common Stock are issued, delivered and paid for in accordance with the terms of the 2009 Plans and any applicable award agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  Skadden, Arps, Slate, Meagher & Flom LLP